Exhibit 99.1

Fisher Communications Elects Peter E. Murphy to Its Board of Directors

SEATTLE, WA – January 12, 2012 – Fisher Communications, Inc. (NASDAQ: FSCI), a leader in local media innovation, today announced the election of Peter E. Murphy to its Board of Directors, effective immediately.  Mr. Murphy fills the vacant Board seat formerly occupied by Roger Ogden, who resigned from the Board in October 2011.

“Peter brings significant corporate strategy and financial expertise, and a global industry perspective that he gained through senior-level positions at The Walt Disney Company, Caesars Entertainment and Apollo Global Management,” said Paul Bible, Chairman of the Board of Directors of Fisher Communications.  “He shares our commitment to creating value for our shareholders, and his experience and insights will be tremendous assets as we continue to position Fisher to capture the growth opportunities in today’s dynamic media environment.”

Mr. Murphy is the founder of Wentworth Capital Management, a private investment and venture capital firm focused on media, technology, and branded consumer businesses.  Prior to his current position, he was President, Strategy & Development for Caesars Entertainment, the world’s largest gaming company.  At Caesars, he was responsible for corporate strategy, growth and development, mergers and acquisitions, and worldwide real estate development.

Before joining Caesars, he was an operating partner at Apollo Global Management, where he focused on investments in the media and entertainment sectors.

Mr. Murphy also spent 18 years at The Walt Disney Company, serving in a number of senior management positions, including Senior Executive Vice President, Chief Strategic Officer, Senior Advisor to the CEO, and CFO of ABC, Inc.  During his tenure, he oversaw strategy, new business development, mergers and acquisitions, technology, brand management, and long-term planning for the growth of Disney’s global businesses.

Mr. Murphy holds a bachelor’s degree from Dartmouth College, where he graduated Phi Beta Kappa and Magna Cum Laude, and an MBA from the Wharton School of Business.

About Fisher Communications, Inc.

Fisher Communications (FSCI) is an innovative local media company with television, radio, internet and mobile operations throughout the western United States. Fisher operates 18 television stations, which include network affiliations with ABC, CBS, FOX, Univision and The CW that reach 3.5% of U.S. television households, and three radio stations targeting a full range of audience demographics. Fisher Interactive produces more than 120 local and hyper-local websites and delivers comprehensive multiplatform advertising solutions to local businesses. The Company is headquartered at Fisher Plaza in Seattle, WA. More information about Fisher Communications, Inc. is available at www.fsci.com.

Contact:

Sard Verbinnen & Co
Ron Low/David Isaacs
(415) 618-8750
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